Exhibit 17(xxx)
AXA ENTERPRISE MULTIMANAGER FUNDS TRUST
SUPPLEMENT DATED JUNE 15, 2006 TO THE
PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION DATED MARCH 1, 2006
This Supplement updates the above-referenced Prospectus and Statement of Additional Information (“SAI”) of the AXA Enterprise Multimanager Funds Trust (the “Trust”). You may obtain an additional copy of the Prospectus and SAI, free of charge, by writing to the Trust’s distributor, Enterprise Fund Distributors, Inc., at Atlanta Financial Center, 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326. You should read this Supplement in conjunction with the Prospectus and SAI and retain it for future reference.
The purpose of this supplement is to provide you with information about the addition of a portfolio manager for the AXA Enterprise Multimanager Value Fund (the “Fund”).
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Information Regarding AXA Enterprise Multimanager Value Fund
The information provided below updates information regarding the AXA Enterprise Multimanager Value Fund and should replace, in its entirety, information contained in the chart located in the section entitled “Management Team-The Manager and the Sub-advisers”:

Institutional Capital Corporation 225 West Wacker Drive Suite 2400 Chicago, IL 60606 Portfolio Managers Robert H. Lyon Jerrold K. Senser	Robert H. Lyon and Jerrold K. Senser are primarily responsible for the day-to-day management of the fund. Mr. Lyon has been President and Chief Investment Officer of ICAP since 1992. Mr. Senser is Executive Vice President and Co-Chief Investment Officer of ICAP. Mr. Senser joined ICAP in 1986 and has had portfolio management responsibilities since that time.
The following information updates information contained in Appendix B to the SAI under the section titled “Institutional Capital Corporation — Ownership of Securities” and in the chart identifying other accounts managed by the portfolio Manager:

AXA ENTERPRISE MULTIMANAGER VALUE FUND
Presented below for each portfolio manager is the number
	of other accounts of the Adviser managed by the portfolio						Presented below for each of the categories is the number of
	manager and the total assets in the accounts managed						accounts and the total assts in the accounts with respect to
	within each category as of October 31, 2005.						which the advisory fee is based on the performance of the account
	Registered		Other Pooled				Registered		Other Pooled
	Investment		Investment				Investment		Investment
	Companies		Vehicles		Other Accounts		Companies		Vehicles		Other Accounts
	# of	Total	# of	Total	# of	Total	# of	Total	# of	Total	# of	Total
Portfolio Manager	Accounts	Assets	Accounts	Assets	Accounts	Assets	Accounts	assets	Accounts	Assets	Accounts	Assets
Institutional Capital Corporation
Robert H. Lyon	17	$4.8	0	N/A	148	$8.1	0	N/A	0	N/A	9	$628.6
Jerrold K. Senser		Billion				Billion						Million
Ownership of Securities

		$1-	$10,001-	$50,001-	$100,001-	$500,001-	over
Portfolio Manager	None	$10,000	$50,000	$100,000	$500,000	$1,000,000	$1,000,000
Robert H. Lyon	X
Jerrold K. Senser	X